EXHIBIT 99a

                         FIRST COMMUNITY BANK PRESIDENT
                           AND CEO JAMES HYMAN RESIGNS

CLINTON, NJ, AUGUST 12, 1997: Unity Bancorp, headquartered in Clinton, NJ, parent holding company of First Community Bank, announced today that they have accepted the resignation of James Hyman as President and Chief Executive Officer of First Community Bank and President and Chief Operating Officer of Unity. Mr. Hyman will also leave the Board of Directors of both companies.

     Mr. Hyman said, "I am very gratified by and proud of the progress the Bank has made since its founding in 1991. Our success is a result of a team effort and reflects our dedication to being a true community bank and to meeting the banking needs of the residents and the businesses in the communities we serve. The Bank is doing well, so I feel comfortable this is a good time for me to move on to pursue other interests."

     Robert Van Volkenburgh, Chairman of Unity Bancorp and the Bank, said:
"Jim's decision has been accepted by both Boards of Directors. Jim has been a significant factor in starting the Bank and growing it to its present size. We understand Jim's thinking and wish him much success in his future endeavors."

     Van Volkenburgh indicated that the Board has begun to make plans to name a successor to Mr. Hyman at the Bank.


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     First Community has assets of approximately $195 million as of June 30,
1997 and operates seven branches in Hunterdon, Somerset and Union Counties.

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